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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 3, 2013 (except for the third paragraph of Note 18, as to which the date is July     , 2013), in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Onconova Therapeutics, Inc. for the registration of shares of its common stock.

Ernst & Young LLP
Philadelphia, Pennsylvania July , 2013

        The foregoing consent is in the form that will be signed upon completion of the 1-for-1.333 reverse stock split of the common stock of the Company described in Note 18 to the consolidated financial statements.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania July 11, 2013

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm